UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                                    SEC FILE NUMBER: 000-50045
                                                       CUSIP NUMBER: 291732105

(Check one): [ ]Form 10-K [ ]Form 20-F [ ]Form 11-K [X]Form 10-Q [ ]Form N-SAR
             [ ]Form N-CSR

     For Period Ended:  SEPTEMBER 30, 2005.

     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR

     For the Transition Period Ended:


 Read Instruction (on back page) Before Preparing Form. Please Print or Type.
   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

EMPIRE GLOBAL CORP.
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Full Name of Registrant


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Former Name if Applicable

123 COMMERCE VALLEY DRIVE EAST, SUITE 300
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Address of Principal Executive Office (Street and Number)

THORNHILL, ONTARIO,  L3T 7W8
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City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     | (a) The reason described in reasonable detail in Part III of this form
     |     could not be eliminated without unreasonable effort or expense
     | (b) The subject annual report, semi-annual report, transition report on
     |     Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
     |     portion thereof, will be filed on or before the fifteenth calendar
 [X] |     day following the prescribed due date; or the subject quarterly
     |     report or transition report on Form 10-Q, or portion thereof, will
     |     be filed on or before the fifth calendar day following the
     |     prescribed due date; and
     | (c) The accountant's statement or other exhibit required by Rule
     |     12b-25(c) has been attached if applicable.
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PART III - NARRATIVE
State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.
(Attach extra Sheets if Needed)

Due to the Registrant's two recently announced mergers with 501 Canada Inc., an Ontario corporation and Excel Empire Ltd., a British Virgin Islands corporation, the Registrant has been unable to compile and review all of the information to be included in the Registrant's Form 10-QSB for the fiscal quarter ended September 30, 2005. Due to the reasons described above, the Registrant could not have timely filed its Form 10-QSB for the fiscal quarter ended September 30, 2005 without unreasonable effort or expense. This Form 10-QSB will be filed no later than the fifth calendar day following the prescribed due date.


PART IV - OTHER INFORMATION
(1) Name and telephone number of person to contact in regard to this notification

           KALSON G.H. JANG          905              882-2308
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                (Name)           (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                              YeS[X]    No[ ]


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                              YeS[ ]    No[X]

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                              EMPIRE GLOBAL CORP.
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: NOVEMBER 14, 2005                 Per: /s/ Kalson G.H. Jang
                                             -----------------------------
                                             Kalson G.H. Jang
                                             Chairman of the Board


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